Exhibit 99.1

NEWS RELEASE

Navient Announces Leadership Transition with Board Chair Edward Bramson To Become Chief Executive Officer

HERNDON, Va., April 8, 2026 — Navient (Nasdaq: NAVI) announced today that Edward Bramson, chair of Navient’s Board of Directors, will be appointed CEO of Navient, effective June 5, 2026.

As Navient continues with the next phase of its transformation, David Yowan will transition out of his role as president and CEO in June. He will remain a member of Navient’s Board of Directors, on which he has served since April 2017, and will continue to guide Navient’s growth and direction.

“With the successful completion of Phase 1, this is a natural time for me to return to the Board,” said Yowan. “The actions we took to outsource servicing, divest the business processing division, and right size our corporate functions establish a strong foundation and more focused and flexible business.”

Bramson has served on Navient’s Board of Directors since May 2022 and was elected board chair in June 2025. As CEO, Bramson will continue his focus on the company’s strategic transformation, working with the management team to enhance shareholder value. He will continue to serve as board chair. Larry Klane, a member of Navient’s Board of Directors since 2019, will serve as lead independent director.

“I am grateful for David’s leadership over the past three years,” said Bramson. “We set ambitious goals and achieved meaningful transformation under David’s leadership. I look forward to working together on the Board as we work to complete Phase 2 of Navient’s transformation.”

Edward Bramson is a partner in Sherborne Investors, a turnaround investment firm, with five decades of experience helping companies reform their capital, cost, and corporate strategies in order to return greater shareholder value. Bramson has also served as chair or chief executive officer of several other publicly traded companies in a range of commercial and financial sectors.

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About Navient
Navient (Nasdaq: NAVI) creates long-term value for customers and investors with responsible lending, flexible refinancing, trusted servicing oversight, and decades of education finance and portfolio management expertise. Through our Earnest business, we help customers confidently achieve financial success through digital financial services. Our employees thrive in a culture of belonging, where they are supported and proud to deliver meaningful outcomes. Learn more on Navient.com.

Contacts
Media: Cate Fitzgerald, 703-831-6347, catherine.fitzgerald@navient.com
Investors: Jen Earyes, 571-592-8582, jen.earyes@navient.com

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